Exhibit 5.1

[LETTERHEAD OF KIRKLAND & ELLIS LLP]

February 28, 2007

KEMET Corporation
2835 KEMET Way
Simpsonville, South Carolina 29681

Ladies and Gentlemen:

We are issuing this letter in our capacity as special counsel for and at the request of KEMET Corporation (the “Registrant”), a Delaware corporation, in connection with the preparation and filing with the Securities and Exchange Commission (the “Comission”) under the Securities Act of 1933, as amended  (the “Act”), of a Registration Statement on Form S-3 (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”), relating to the offer and sale by certain securityholders of the Company of (i) up to $175,000,000 aggregate principal amount of the Company’s 2.25% Convertible Senior Notes due 2026 (the “Notes”) and (ii) up to 18,041,240 shares of the Company’s common stock (the “Conversion Shares”), par value $0.01 per share initially issuable upon conversion of the Notes. The Notes were issued under an Indenture dated as of November 1, 2006 between the Company and Wilmington Trust Company, as trustee (the “Indenture”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Certificate of Incorporation and By-Laws of the Registrant, as those may have been amended and/or restated from time to time, (ii) minutes and records of the Registrant with respect to the issuance of the Notes and the Conversion Shares, (iii) the Registration Statement, (iv) the Registration Rights Agreement dated as of November 1, 2006, among the Registrant and Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc., and (v) the Indenture.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrant and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrant.

As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrant and others.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies, and (iv) any applicable laws except the laws of the State of New York and the General Corporation Law of the State of Delaware.  Based upon and subject to the assumptions, qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

(a) the Notes have been validly issued by the Registrant and are binding obligations of the Registrant; and

(b) when (i) the Registration Statement becomes effective and (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, the Conversion Shares, when issued and delivered in accordance with the terms and conditions of the Indenture and the Notes, will be duly authorized, legally and validly issued and outstanding and fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. This opinion is being furnished to you at your request pursuant to fulfill the requirements of Item 601(b)(5) of Regulation S-K (as promulgated by the Commission) in connection with the Registration Statement.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the States of New York or Delaware or the federal law of the United States be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP